Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BRENMILLER ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value NIS 0.02 per share	Rule 457(h)	1,282,500	(2)	$8.76	(3)	$11,234,700	$0.0001102	$1,238.06
	Equity	Ordinary shares, par value NIS 0.02 per share	Rule 457(c)	1,000,000	(4)	$0.90	(6)	$900,000	$0.0001102	$99.18
	Equity	Ordinary shares, par value NIS 0.02 per share	Rule 457(c)	668,702	(5)	$0.90	(6)	$601,831.80	$0.0001102	$66.32
	Total Offering Amounts							$12,736,531.80		$1,403.56
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due									1,403.56

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from share splits, share dividends, recapitalizations or similar transactions.
(2)	Represents Ordinary Shares reserved for issuance upon the exercise of options that may be granted under the Brenmiller Energy Ltd. 2013 Global Incentive Option Scheme, as amended, or the Plan.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the exercise price of the option awards for such ordinary shares issuable under the Plan.
(4)	Represents the additional ordinary shares reserved for future issuance under the Plan.
(5)	Consists of ordinary shares issuable upon vesting and settlement of Restricted Shares and Restricted Shares Units (RSUs) that are outstanding under the Plan.
(6)

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of an Ordinary Shares as reported on the Nasdaq Capital Market on May 22, 2023.